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                                                                 EXHIBIT 12
                                                         Form 10-K for 1995
                                                           File No. 1-11237


                            AT&T CAPITAL CORPORATION
                       COMPUTATION OF RATIO OF EARNINGS TO
                                  FIXED CHARGES
                             (Dollars in Thousands)

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Year Ended December 31,     1995       1994      1993       1992      1991
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
Earnings from continuing
 operations:

  Income before
   income taxes
   and extraordinary
   loss                   $208,239  $173,614  $138,040  $114,875  $ 82,559

  Deduct undistributed
   earnings on equity
   investments, net of
   losses                        -         -         -         -       (14)

  Add fixed charges
   included in income
   before income taxes
   and cumulative effect
   of accounting change    418,624   277,913   242,100   258,312   279,926
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Total earnings from
 continuing
 operations, as
 adjusted                 $626,863  $451,527  $380,140  $373,187  $362,471
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Total fixed charges*      $418,624  $277,913  $242,100  $258,312  $279,926

Ratio of earnings
 to fixed charges             1.50      1.62      1.57      1.44      1.29
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        * Fixed charges include interest on indebtedness, preferred stock dividends and the portion of rentals representative of the interest factor.




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